Exhibit 99.1

SenesTech Announces Third Quarter 2024 Financial Results

Record Revenue and Margin Performance

PHOENIX, Ariz., November 12, 2024. SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”), the leader in fertility control to manage animal pest populations and the only manufacturer of commercial and consumer available EPA-registered Rat Birth Control® products today announced financial results for the third quarter of 2024.

Recent Highlights

•Revenues of $1.4 million in the first nine months of 2024, an increase of 51% compared to the same period of 2023.
•Gross margin percentages improved to 65% during Q3 2024 compared to 49% in Q3 2023 driven by improvements in manufacturing operations and scale. Gross profit dollars increased 79% during Q3 2024 compared to Q3 2023.
•Operating expenses decreased 12% in Q3 2024 compared to Q3 2023 as the Company maintains tight control of expenses.
•Quarterly adjusted EBITDA loss is the smallest in the Company’s history, cutting the cash burn by 21% compared to the year ago quarter, as the Company focuses on its near-term goal of breaking even.

Updates on Key Growth Initiatives

•Launch of EvolveTM Rat: The Evolve Rat product, formulated especially for the proactive control of rodent fertility and launched at the beginning of 2024, has quickly become the Company’s biggest-selling product line, contributing approximately 52% of Q3 2024 revenue. Q3 2024 sales of Evolve Rat increased 11% compared to Q2 2024.
•Launch of EvolveTM Mouse: The Evolve Mouse product, a fertility solution to proactively control mouse infestations, utilizing the same revolutionary breakthrough technology as the rat solution, was launched in May 2024 and quickly contributed 17% of Q3 2024 revenue.
•Expansion with key online retailers: The Company successfully launched Evolve Rat and Evolve Mouse on Amazon and diypestcontrol.com during the first half of 2024. Amazon represented 43% of overall e-commerce sales in the third quarter. Last week, the Company began selling product on Walmart.com and received approval from TractorSupply.com with product expected to be available for purchase in the coming weeks. Overall, sales on e-commerce related platforms, including SenesTech.com continue to trend upwards, with sales increasing approximately 20% in Q3 2024 compared to Q3 2023 representing approximately 35% of YTD 2024 sales.
•Brick and mortar retail chain adoption: The Company has increased its adoption of Evolve within its first key national home improvement retailer. The Company is also working with five manufacturer’s representative agencies, with more than 50 outside representatives, targeting retail, coop and big box chains to inventory Evolve in their stores. The Company expects decisions from multiple retailers for store placement before the end of the year.
•Municipal programs: New York City Council has approved a bill to implement a rat contraception pilot program. From the bill, the term “rat contraceptive” means an agent for the reduction of reproductive capacity in rats that is approved for such use by the United States Environment Protection Agency and

is available for sale. SenesTech is currently the only manufacturer of products that meet these requirements. Responding to requests from the city, the Company has prepared and presented an initial supply proposal and is in the process of negotiations with the city.
•International opportunities: Evolve has been registered in Hong Kong, and the Company is expecting pallet or container orders during the fourth quarter as marketing and sales in Hong Kong accelerates. In addition, the Company’s distributor in The Netherlands has submitted a multi-pallet order, the largest order in the history of the company, for immediate fulfillment. We are also in the final stages of selecting exclusive distributors in India, Pakistan, Chile, Brazil and Taiwan. Finally, the Company’s distributor in Australia/New Zealand is in the final stages of registration for the regulatory approval of Evolve.
•Expanded distribution agreements: We have added Site One Supply, a pest management distributor with over 322 locations, and Clearview, a leading agricultural distributor that services the egg and poultry production market. With both, we are on-boarding our products onto their system and beginning training.
•Enhanced packaging options: The Company launched new product packaging for Evolve including convenient 1.5 pound, 3 pound, and 6 pound pouches which use 87% less plastic than traditional pails and provide for enhanced gross margins.
•Studies: The Company currently has field efficacy trials under way, including an east coast agricultural firm involved in sugar cane operations and a leading pest management professional deploying Evolve in a housing area on a west coast university campus. In addition, a western university is completing a laboratory efficacy trial for Evolve Mouse. Finally, a leading pest control firm is conducting a California Department of Pesticide Regulation funded study on sustainable alternatives to rodenticide use.

Management Discussion

“We remain keenly focused on the rapid, multi-channel expansion of the Evolve product line which culminated in yet another quarter of record revenues,” commented Joel Fruendt, President and CEO of SenesTech. “From an operational perspective, we are focused on enhanced efficiencies in all aspects of our processes, which resulted in a new all-time quarterly record for gross margins of 65%, and 12% year-over-year reduction in operating expenses.”

“As we finish 2024, we have a number of initiatives set to be significant contributors to top line growth, including the recent approval to sell Evolve on third party e-commerce platforms; multiple large international orders set to ship before the end of the year; adoption by key brick-and-mortar retailers; potential deployment in New York City and other key municipalities; and broader adoption of our new Evolve Rat and Mouse solutions through existing channels.”

“As the only manufacturer of products registered or designated by the U.S. EPA for the restriction of rodent reproduction, we have a tremendous opportunity ahead of us to ‘Change the Game’ of how the rodent control industry addresses rodent infestations. With Evolve, and its improved form factor, economical price point, proven efficacy, and lengthy shelf life, we have addressed all the key product attribute requirements communicated to us by the industry. We look forward to continued rapid adoption of our innovative solutions,” Fruendt concluded.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: Tuesday, November 12, 2024, at 5:00 pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live webcast, which is available in the Investor Relations section of the Company’s website at https://app.webinar.net/B3g7axqE1nv or http://senestech.investorroom.com/.

Replay: A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, replay access code 2809220. A webcast replay will be available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ for 90 days.

About SenesTech

We are committed to improving the health of the world by humanely managing animal pest populations through our expertise in fertility control. We invented ContraPest, the only U.S. EPA-registered contraceptive for male and female rats, as well as Evolve and Evolve Mouse, EPA-designated minimum risk contraceptives for rodents, reflecting our mission to provide products that are proactive, safe and sustainable. ContraPest and Evolve fit seamlessly into all integrated pest management programs, significantly improving the overall goal of effective pest management. We strive for clean cities, efficient businesses and happy households – with a product designed to be humane, effective and sustainable.

For more information visit https://senestech.com/.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our expectation that second half growth will be driven by key growth initiatives implemented in the first half of 2024, to include: (i) the launch of Evolve with key online retailers, including Amazon.com and diypestcontrol.com, (ii) the launch of Evolve Mouse in May 2024, a fertility solution to proactively control mouse infestations, utilizing the same revolutionary breakthrough technology as the rat solution, (iii) the ramp up of recently secured distribution agreements with leading agricultural and pest management industry distributors, (iv) the new product packaging introduced to include convenient 1.5 pound, 3 pound, and 6 pound pouches, using 87% less plastic than traditional pails, (v) the expanded sales and marketing efforts in partnering with five manufacturer’s representative agencies, with over 50 representatives targeting 23 retail and industrial accounts, and (vi) the expansion of the Evolve product line into distribution and consumer-friendly channels and verticals has opened an additional $300 million in addressable markets; our belief that we are ideally positioned to see accelerating growth due to the initiatives we put in place throughout the first half of 2024, including (i) the launch of Evolve for rats with key online retailers (ii) the launch of our new Evolve Mouse solution, (iii) the ramp up of recently secured distribution agreements, (iv) new product packing options, and (v) perhaps most important, the potential adoption of Evolve by some of the nation’s largest brick-and-mortar retailers with whom we have recently engaged over the past quarter; our belief that placement by one or two of these retailers could result in our immediate transition to profitability; our belief that the accelerating revenue growth, coupled with improving gross margins and disciplined operating expense management, will bring cash flow breakeven within near term quarters; our belief that the game for SenesTech and the rodent control industry has truly changed with our Evolve soft bait solution; our belief that due to the

Evolve soft bait solution’s improved form factor, economical price point, effective efficacy, and lengthy shelf life, we finally have a solution that is demanded by the professional pest control market and do-it-yourselfers through online and brick-and-mortar retailers; our optimism about the future given the progress we have made to bring the much needed fertility control solutions to the rodent industry.

Forward-looking statements may describe future expectations, plans, results, or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the successful commercialization of our products; market acceptance of our products; our financial performance, including our ability to fund operations; our ability to regain and maintain compliance with Nasdaq’s continued listing requirements; regulatory approval and regulation of our products; and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Lytham Partners, LLC, (602) 889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc., (928) 779-4143

SENESTECH, INC.
BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$2,518	$5,395
Accounts receivable, net	214	95
Prepaid expenses and other current assets	360	388
Inventory, net	880	795
Total current assets	3,972	6,673
Right to use assets, operating leases	39	210
Property and equipment, net	380	388
Other noncurrent assets	58	22
Total assets	$4,449	$7,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$128	$150
Accrued expenses	394	368
Current portion of operating lease liability	41	217
Current portion of notes payable	53	33
Deferred revenue	12	18
Total current liabilities	628	786
Notes payable, less current portion	170	156
Total liabilities	798	942
Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	138,492	136,263
Accumulated deficit	(134,842)	(129,913)
Total stockholders’ equity	3,651	6,351
Total liabilities and stockholders’ equity	$4,449	$7,293

SENESTECH, INC.
STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues, net	$482	$360	$1,356	$898
Cost of sales	167	184	657	488
Gross profit	315	176	699	410
Operating expenses:
Research and development	451	379	1,288	1,147
Selling, general and administrative	1,411	1,748	4,403	5,259
Total operating expenses	1,862	2,127	5,691	6,406
Loss from operations	(1,547)	(1,951)	(4,992)	(5,996)
Other income, net	34	4	63	19
Net loss	$(1,513)	$(1,947)	$(4,929)	$(5,977)
Weighted average shares outstanding — basic and diluted	729,400	34,805	586,628	25,315
Loss per share — basic and diluted	$(2.07)	$(55.93)	$(8.40)	$(236.10)

SENESTECH, INC.
Itemized Reconciliation Between Net Loss and Adjusted EBITDA (non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss (as reported, GAAP)	$(1,513)	$(1,947)	$(4,929)	$(5,977)
Non-GAAP adjustments:
Interest income, net	(5)	(4)	(33)	(19)
Stock-based compensation expense	73	131	246	467
Severance costs	13	—	13	120
Depreciation expense	42	33	115	104
Gain on sale of property and equipment	(28)	—	(28)	—
Total non-GAAP adjustments	95	160	313	672
Adjusted EBITDA loss (non-GAAP)	$(1,418)	$(1,787)	$(4,616)	$(5,305)